Exhibit 16.2

Accountants and Business Advisors

April 2, 2007

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re:	Accredited Mortgage Loan REIT Trust
File No. 001-32276

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Accredited Mortgage Loan REIT Trust dated March 27, 2007, and agree with the statements concerning our Firm contained therein, except for the items noted in paragraph 2. Pursuant to the terms of our engagement letter, Grant Thornton does not need the approval of the Audit Committee to resign as the Company’s independent auditors. As to the remaining items in paragraph 2, we have no basis to agree or disagree.

Very truly yours,

18400 Von Karman Avenue

Suite 900

Irvine, CA 92612-0525

T 949.553.1600

F 949.553.0168

W www.grantthornton.com

Grant Thornton LLP

US member of Grant Thornton International